Exhibit 10.3
AMENDMENT NO. 1
TO
EMPLOYMENT AND NON-COMPETITION AGREEMENT
     THIS AMENDMENT NO. 1 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Amendment”) is made and entered into as of December 10, 2007, by and between POWERSECURE INTERNATIONAL, INC., a Delaware corporation (the “Company”), and Gary J. Zuiderveen (“Officer”).
Recitals
     WHEREAS, the Company and Officer have previously entered into that certain Employment and Non-Competition Agreement, dated as of April 16, 2007 (as the same may hereafter be amended or otherwise modified from time to time, the “Employment Agreement”); and
     WHEREAS, the offices and duties of Officer have changed; and
     WHEREAS, the Company and Officer now desire to amend the Employment Agreement in order to modify the compensation of Officer, upon the terms and subject to the conditions set forth herein;
Agreement
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     Section 1. Amendments to Employment Agreement. Effective as of the date hereof, the Employment Agreement shall be amended as provided in this Section 1.
          (a) Amendment to Section 2: “Term”. Section 2 of the Employment Agreement is hereby amended to replace the phrase “December 31, 2009” in the first sentence in reference to the expiration of Employee’s employment under the Employment Agreement with the phrase “December 10, 2012.”
          (b) Amendment to Section 3(a): “Duties of Employee”. Section 3(a) of the Employment Agreement is hereby amended to read in its entirety as follows:
“(a) General Duties and Responsibilities. During and throughout the Employment Term, Employee shall faithfully and diligently, to the best of his ability, serve as the Vice President of Financial Reporting, Principal Accounting Officer and Controller of the Company, and in such additional management offices and capacities and with such additional titles and duties as shall be designated by the Company’s Board of Directors (the “Board”) during the Employment Term, shall have the authority and perform the duties and responsibilities customary for such offices, and shall have such other duties as may be assigned to him from time to time by the Board, by the Chief Executive Officer of the Company (the “CEO”) or by the Chief Financial Officer of the Company (the “CFO”). Employee shall perform his duties hereunder in accordance with the policies from time to time established and amended by the Company and in accordance with all applicable laws and regulations. Employee shall use his best efforts to promote the best interests of the Company. Employee shall always be subject to the direction, approval and control of the Board, the CEO and the CFO in the performance of his duties. Employee acknowledges and agrees that he may be required by the Company, without additional compensation, to perform services for any other entity controlling, controlled by, under common control with or otherwise affiliated with, the Company (any such entity hereinafter referred to as an “Affiliate”), and to accept such office or position with any Affiliate as the Board may reasonably require, including but not limited to service as an officer and/or director of an Affiliate.”
          (c) Amendment to Section 4(a): “Compensation — Base Salary”. Section 4(a) of the Employment Agreement is hereby amended to replace the amount “$175,000” in the first sentence in reference to Employee’s Base Salary under the Employment Agreement with the amount “$195,000.”
          (d) Amendment to Section 4(b): “Compensation — Bonuses”. Section 4(b) of the Employment Agreement is hereby amended to read in its entirety as follows:
“(b) Bonuses. So long as he remains employed with the Company, Officer shall be entitled to receive the following bonuses:
     (i) Annual Performance Bonus. Officer shall be eligible to receive a bonus in a target amount of 25% of his Base Salary, as from time to time in effect, for excellent service to the Company, based upon the achievement of such performance goals as shall be established annually by the Compensation Committee of the Board based in part upon the recommendation of the CEO.
     (ii) General Bonus Program. Officer’s eligibility to participate in any other bonus program or any other form of profit-sharing participation for senior executive officers of the Company not expressly provided for in this Agreement shall be in the sole discretion of the Board or the Compensation Committee.”
          (e) Amendment to Section 5(c): “Termination of Employment — By the Company for Cause”. Section (c) of the Employment Agreement is hereby amended to add the following sentence at the end thereof:
“Notwithstanding any other provision of this Section 5(c) to the contrary, for purposes of this Agreement “Cause” does not mean or include a bona fide dispute over accounting principles or policy that does not involve fraud, other intentional misconduct, or a material violation of any law, rule or regulation applicable to the Company or Officer.”

          (f) Amendment to Section 5(f)(i)(C): “Termination of Employment: Change in Control”. Section 5(f)(i)(C) of the Employment Agreement is hereby amended to replace the phrase “12 months” in the first sentence in reference to Officer’s continued participation in insurance plans of the Company under the specified circumstance with the phrase “two (2) years.”
          (g) Amendment to Section 5(j): “Termination of Employment — Computation and Payment of Severance Amount”. Section 5(j) of the Employment Agreement is hereby amended to (i) replace the phrase “one (1) times” in the first sentence in reference to the computation of the Severance Amount with the phrase “two (2) times”, and (ii) replace the phrase “12 months” in the last sentence in reference to the payment of the Severance Amount with the phrase “two (2) years.”
          (h) Amendment to Section 6(a): “Covenants: Covenant Not to Compete”. Section 6(a) of the Employment Agreement is hereby amended to replace the phrase “12 months” in the first sentence in reference to Officer’s post-employment Restricted Period with the phrase “two (2) years.”
     Section 2. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect in all respects in accordance with its terms, and any reference to the Employment Agreement from and after the date hereof shall be deemed to be a reference to the Employment Agreement as modified by this Amendment.
     Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.
     Section 4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, this Amendment No. 1 to Employment and Non-Competition Agreement has been duly executed and delivered by or on behalf of the undersigned as of the date first written above.

COMPANY:

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton

Sidney Hinton, President and Chief Executive Officer

Attest:

/s/ Basil M. Briggs

Basil M. Briggs, Chairman, Compensation Committee of the Board of Directors

OFFICER:

/s/ Gary J. Zuiderveen

Gary J. Zuiderveen, Individually

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